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                              Wells Financial Corp.
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                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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





For Immediate Release                                     Contact: James D. Moll
April 6, 2001                                                     (507) 553-3151




                 Proxy Firm Backs Board of Wells Financial Corp.
                   Regarding Dissidents' Shareholder Proposal


In a report released yesterday, Institutional Shareholder Services (ISS), an independent proxy advisory firm, recommended that Wells Financial Corp.'s shareholders vote against a non-binding dissident shareholder proposal that calls for the Company to solicit offers for the immediate sale of the Company.

During 2000, current and former members of the dissident group, known as the PL Capital Group, made offers to acquire the Company at a price of $15.00 to $17.00 per share. After obtaining an independent valuation, Wells' Board of Directors rejected these offers, in addition to another slightly higher offer from an out of state financial institution. These offers were rejected because they were lower than the financial advisor's independent valuation of Wells.

In support of Wells Financial Corp.'s opposition to the shareholder proposal, ISS states in their report, "We agree with management, in fact, that the board has an obligation to sell only at a fair price, and we further agree that the board must play a crucial role in determining what constitutes fair value and what offers, if any, should be forwarded to shareholders for a vote."

Lawrence H. Kruse, CEO of Wells commented: "We are pleased that ISS clearly and unequivocally endorsed our position regarding the dissidents' fire-sale proposal." Mr. Kruse noted the following ISS comments in recommending rejection of the dissidents' proposal:

          ". . . Wells Financial does not fit the profile of an entrenched management team committed to remaining in office notwithstanding the cost to shareholders."

          "Management took the important step of engaging the bidders in a dialogue . . ."

          ". . . reflects a commitment to fair consideration of the issues that is commendable and generally reflective of management that is attuned to shareholder interests."

Kruse concluded: "We urge all Wells shareholders to vote in favor of the Board of Directors' experienced nominee and against the dissident's fire-sale proposal. The Board remains committed to acting in the best interest of, and enhancing value for, all Wells shareholders."

Wells Financial Corp. has obtained the consent of Institutional Shareholder Services to use the portions of their report cited above.